UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2016 (April 1, 2016)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas	76065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 775-9801

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entering into a Material Definitive Agreement.

On April 1, 2016, the Company entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Alstyle Operations, LLC (the “Buyer”) pursuant to which it has agreed to sell Alstyle Apparel, LLC (“Alstyle Apparel”) and its subsidiaries, which constitute the Company’s apparel division (the “Apparel Division”), to the Buyer for an aggregate purchase price of $88,000,000 (the “Transaction”). The purchase price includes $76,000,000 in cash to be paid at closing, subject to working capital adjustments, and an additional $12,000,000 to be paid pursuant to a capital lease covering certain Company retained equipment utilized by the Apparel Division. The capital lease calls for 60 monthly payments of $231,993.62. The closing of the Transaction, which is anticipated to occur by the end of April 2016, is conditioned upon the funding of a committed acquisition loan in favor of the Buyer, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the satisfaction of other customary closing conditions. As part of the Transaction and following the closing, the Company will provide transition assistance to the Buyer for certain administrative, financial, human resource and information technology matters for a period of up to 18 months and will sublease from the Buyer a portion of a certain property located in Anaheim, California that is leased by the Apparel Division.

The Purchase Agreement includes a “no-shop” provision prohibiting the Company from soliciting third-party proposals for the acquisition of Alstyle Apparel and the Apparel Division, but the Company may respond to unsolicited proposals and may terminate the Agreement and accept an unsolicited proposal subject to its concurrent payment of a $3,000,000 termination fee to the Buyer.

The description of the Purchase Agreement and the Transaction set forth above is qualified in its entirety by reference to the full text of the Purchase Agreement and exhibits thereto, which are filed as Exhibit 10.1 hereto and incorporated herein by reference.

On April 4, 2016, the Company issued a press release announcing the Transaction, which is included as Exhibit 99.1 hereto. The portions of the press release describing the Transaction under the heading “Sale of Apparel Division” is deemed filed pursuant to the rules and regulations of the Securities and Exchange Commission.

Item 2.02	Results of Operations and Financial Condition.

At this time, the Company has not yet issued its audited financial results for its fiscal year ended February 29, 2016. The Company anticipates the filing of its Annual Report on Form 10-K for such fiscal year on or about May 10, 2016. However, in connection with our entering into the Purchase Agreement to sell the Apparel Division, we are announcing our preliminary financial results with respect to the quarter and year ended February 29, 2016.

Based on presently available information, and on a preliminary and unaudited basis, and assuming that the Transaction is consummated on April 29, 2016, the Company anticipates that it will incur a pre-tax loss on the sale of Alstyle Apparel of between $73 million and $79 million. Based on certain tax elections expected to be made, the Company is expecting to be able to treat the loss as an operating loss for tax purposes. The Company will provide pro forma information as part of its Form 8-K to be filed in connection with the closing of the Transaction.

The portions of the Company’s above-referenced press release describing certain preliminary and unaudited financial information under the heading “Financial Information” is deemed furnished and not filed pursuant to the rules and regulations of the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Irshad Ahmad, the Company’s Vice President-Apparel Division and Chief Technology Officer, has agreed to participate as part of the buying group and to continue to serve as an employee of the Apparel Division following the closing of the Transaction. As a result and effective April 1, 2016, Mr. Ahmad is no longer serving as an officer of the Company, the Company has transferred his employment and his Amended and Restated Executive Employment Agreement dated as of December 18, 2008 to A and G, Inc., a subsidiary of Alstyle Apparel. As of April 1, 2016, the Company’s Board of Directors and its Compensation Committee has accelerated the vesting and exercisability of Mr. Ahmad’s previously disclosed unvested restricted shares and stock options with respect to the common stock of the Company. We anticipate that in connection with Mr. Ahmad’s participation in the buying group, it is highly likely Mr. Ahmad may be selling some of the Company’s common stock he owns in the open market in accordance with Securities Act Rule 144.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Unit Purchase Agreement, dated as of April 1, 2016, by and among Ennis, Inc., Alstyle Operations, LLC and Steve S. Hong.

99.1	Ennis, Inc. press release dated April 4, 2016 announcing the Transaction and disclosing certain preliminary and unaudited financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

By:	/s/ Richard L. Travis Jr.
Richard L. Travis, Jr.
Chief Financial Officer

Date: April 5, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Unit Purchase Agreement, dated as of April 1, 2016, by and among Ennis, Inc., Alstyle Operations, LLC and Steve S. Hong.

99.1	Ennis, Inc. press release dated April 4, 2016 announcing the Transaction and disclosing certain preliminary and unaudited financial information.